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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Key Energy Services, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Dear Stockholder:

        You are cordially invited to attend the annual meeting of stockholders of Key Energy Services, Inc. to be held at the Inn at the Ballpark, 1520 Texas Avenue, Houston, Texas at 9:00 a.m. (Texas Time) on Thursday, June 5, 2008.

        The notice of meeting and proxy statement that follow this letter describe the business to be conducted at the annual meeting, including the election of four Class II Directors.

        Your vote is important. Whether or not you plan to attend the annual meeting, we strongly encourage you to provide your proxy by telephone, the Internet or on the enclosed proxy card at your earliest convenience.

        Thank you for your cooperation and support.

Sincerely,

Dick Alario Chairman of the Board, President and Chief Executive Officer

i

KEY ENERGY SERVICES, INC.
1301 McKinney Street
Suite 1800
Houston, Texas 77010

Proxy Statement for the 2008 Annual Meeting of Stockholders

To Be Held on June 5, 2008

        This proxy statement contains information about the 2008 annual meeting of stockholders of Key Energy Services, Inc. We are holding the meeting at the Inn at the Ballpark, 1520 Texas Avenue, Houston, Texas, on Thursday, June 5, 2008 at 9:00 a.m., local time.

        In this proxy statement, we refer to Key Energy Services, Inc. as "Key," the "Company," "we" and "us."

        We are sending you this proxy statement in connection with the solicitation of proxies by our Board of Directors ("Board") for use at the annual meeting.

        We are mailing our Annual Report to Stockholders for the year ended December 31, 2007 with these proxy materials on or about April 16, 2008.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q.	Who can vote at the annual meeting?	A.	To be able to vote, you must have been a stockholder of record at the close of business on April 7, 2008, the record date for our annual meeting. The number of outstanding shares entitled to vote at the meeting is 125,727,348 shares of common stock.
If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the annual meeting, or any postponements or adjournments of the meeting.
Q.	What are the voting rights of the holders of common stock?	A.	Each outstanding share of our common stock will be entitled to one vote on each matter considered at the annual meeting.
Q.	How do I vote?	A.	If you are a record holder, meaning your shares are registered in your name, you may vote:
(1)
Over the Internet: Go to the website of our tabulator, American Stock Transfer & Trust Company, at www.voteproxy.com. Use the vote control number printed on your enclosed proxy card to access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions.

(2)
By Telephone: Call 1-800-Proxies (1-800-776-9437) toll free from the U.S. and Canada, and follow the instructions on your enclosed proxy card. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions.
(3)
By Mail: Complete and sign your enclosed proxy card and mail it in the enclosed postage prepaid envelope. Your shares will be voted according to your instructions. If you sign and mail your proxy card but do not specify how you want your shares voted, they will be voted as recommended by the Board.
			(4)	In Person at the Meeting: If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the meeting.
If your shares are held in "street name," meaning they are held for your account by a broker or other nominee, you may vote:
(1)
Over the Internet or by Telephone: You will receive instructions from your broker or other nominee stating if they permit Internet or telephone voting and, if they do, explaining how to do so. You should follow those instructions.
			(2)	By Mail: You will receive instructions from your broker or other nominee explaining how you can vote your shares by mail. You should follow those instructions.
(3)
In Person at the Meeting: You must contact your broker or other nominee who holds your shares to obtain a brokers' proxy card and bring it with you to the meeting. You will not be able to vote in person at the meeting unless you have a proxy from your broker issued in your name giving you the right to vote your shares.
Q.	Can I change my vote?	A.
Yes. You may revoke your proxy and change your vote at any time before the meeting, unless the proxy is irrevocable and is coupled with an interest. To revoke your proxy and change your vote, you must do one of the following:
			(1)	Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted.
			(2)	Sign a new proxy card and submit it as instructed above. Only your latest dated proxy card will be counted.
			(3)	Attend the meeting, request that your proxy be revoked and vote in person as instructed above. Attending the meeting will not revoke your proxy unless you specifically request it.

Q.	Will my shares be voted if I don't return my proxy?	A.
If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet, by telephone, by returning your proxy card or voting by ballot at the meeting. If your shares are held in "street name," your brokerage firm may under certain circumstances vote your shares even if you do not return your proxy. If you do not return a proxy card to your brokerage firm to vote your shares, your brokerage firm may, on routine matters, either vote your shares or leave your shares unvoted. Your brokerage firm cannot vote your shares on any matter that is not considered routine.

Proposal 1, the election of directors, and Proposal 2, ratification of the selection of our independent registered public accounting firm, are both considered routine matters. We encourage you to provide voting instructions to your brokerage firm by giving your proxy to them. This ensures that your shares will be voted at the meeting according to your instructions. You should receive directions from your brokerage firm about how to submit your proxy to them at the time you receive this proxy statement.
Q.	How many shares must be present to hold the meeting?	A.
A majority of our outstanding shares of common stock must be present at the meeting to hold the meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are voted over the Internet, by telephone or by completing and submitting a proxy, or that are represented in person at the meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or does not vote on one or more of the matters to be voted upon.
If a quorum is not present, we expect to adjourn the meeting until we obtain a quorum.
Q.	What vote is required to approve each matter and how are votes counted?	A.	Proposal 1—Election of Four Class II Directors

The four nominees for director to receive the highest number of votes FOR election will be elected as directors. Abstentions are not counted for purposes of electing directors. If your shares are held by your broker in "street name," and you do not vote your shares, your brokerage firm may vote your unvoted shares on Proposal 1. You may:
• vote FOR all nominees; or
• vote FOR one, two or three nominees and WITHHOLD your vote from the other nominee(s).
Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

Proposal 2—Ratification of Selection of Independent Registered Public Accounting Firm

To approve Proposal 2, stockholders holding a majority of the votes cast on the matter must vote FOR the proposal. If your shares are held by your broker in "street name," and you do not vote your shares, your brokerage firm may vote your unvoted shares on Proposal 2. If you vote to ABSTAIN on Proposal 2, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast on the proposal. As a result, voting to ABSTAIN will have no effect on the voting on the proposal.

Although stockholder approval of our Audit Committee's selection of Grant Thornton LLP as our independent registered public accounting firm is not required, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our Audit Committee will reconsider its selection of Grant Thornton LLP.
Q.	Are there other matters to be voted on at the meeting?	A.
We do not know of any other matters that may come before the meeting other than the election of four Class II directors and the ratification of the selection of our independent registered public accounting firm. If any other matters are properly presented to the meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter.
Q.	Where can I find the voting results?	A.
We expect to report the voting results in our Quarterly Report on Form 10-Q for the quarter ending June 30, 2008, which we anticipate filing with the Securities and Exchange Commission, or SEC, in August 2008.
Q.	What are the costs of soliciting these proxies?	A.
We will bear the cost of soliciting proxies. In addition to these proxy materials, our directors, officers and employees may solicit proxies by telephone, e-mail, facsimile or in person, without additional compensation. In addition, we have retained D.F. King to solicit proxies by mail, courier, telephone and facsimile and to request brokers, custodians and fiduciaries to forward proxy soliciting materials to the owners of the stock held in their names. For these services, we will pay a fee of $6,500 plus expenses. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for distributing proxy materials.

Delivery of Documents to Security Holders Sharing an Address

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement or annual report to stockholders may have been sent to multiple stockholders in your household, unless we have received contrary instructions. We will promptly deliver a separate copy of either document to you if you request it by writing to or calling us at the following address or telephone number: 1301 McKinney Street, Suite 1800, Houston, Texas 77010, Attention: Investor Relations; 713-651-4300. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

Stock Ownership of Certain Beneficial Owners and Management

        This section provides information about the beneficial ownership of our common stock by our directors and executive officers. The number of shares of our common stock beneficially owned by each person is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days through the exercise of any stock options or other rights. Unless otherwise indicated, each person has sole investment and voting power, or shares such power with his or her spouse, with respect to the shares set forth in the following table. The inclusion in this table of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

        The address for each person identified below is care of Key Energy Services, Inc., 1301 McKinney Street, Suite 1800, Houston, Texas 77010.

        Throughout this proxy statement, the individuals who served as our Chief Executive Officer ("CEO") and Chief Financial Officer ("CFO") during fiscal 2007, and each of our three other most highly compensated executive officers are referred to as the "Named Executive Officers" or "NEOs."

        Set forth below is certain information with respect to beneficial ownership of the common stock as of March 31, 2008 by each Named Executive Officer and director, and all executive officers and directors as a group.

Name of Beneficial Owner	Number of Shares(1)	Percentage of Outstanding Shares(2)
Richard J. Alario(3)	555,407	*
David J. Breazzano(4)	337,571	*
Lynn R. Coleman	5,000	*
Kevin P. Collins(5)	272,643	*
William D. Fertig(6)	122,571	*
W. Phillip Marcum(7)	272,643	*
Ralph S. Michael, III(8)	46,371	*
William F. Owens	11,365	*
Robert K. Reeves	5,704	*
J. Robinson West(9)	64,627	*
Arlene M. Yocum	5,000	*
William M. Austin(10)	268,643	*
Newton W. Wilson III(11)	282,354	*
Kim B. Clarke(12)	91,029	*
Don D. Weinheimer	41,119	*
Current Directors and Executive Officers as a group (19 persons)	2,700,662	2.14%

*
Less than 1%

(1)
Includes all shares with respect to which each director or executive officer directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or to direct voting of such shares and/or the power to dispose or to direct the disposition of such shares. Includes shares that may be purchased under stock options that are exercisable currently or within 60 days.

(2)
An individual's percentage ownership of common stock outstanding is based on 126,005,998 shares of our common stock outstanding as of March 31, 2008. Shares of common stock subject to stock options currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of the percentage ownership of the person holding such securities but are not deemed outstanding for computing the percentage ownership of any other person.

(3)
Includes 133,333 shares issuable upon the exercise of vested options.

(4)
Includes 250,000 shares issuable upon the exercise of vested options.

(5)
Includes 250,000 shares issuable upon the exercise of vested options.

(6)
Includes 100,000 shares issuable upon the exercise of vested options.

(7)
Includes 250,000 shares issuable upon the exercise of vested options.

(8)
Includes 20,000 shares issuable upon the exercise of vested options. Also includes 700 shares held jointly with Mr. Michael's spouse.

(9)
Includes 50,000 shares issuable upon the exercise of vested options.

(10)
Includes 100,000 shares issuable upon the exercise of vested options.

(11)
Includes 125,000 shares issuable upon the exercise of vested options.

(12)
Includes 20,000 shares issuable upon the exercise of vested options.

        The following table sets forth, as reported through March 31, 2008, certain information regarding the beneficial ownership of common stock by each person, other than the Company's directors or executive officers, who is known by the Company to own beneficially more than 5% of the outstanding shares of common stock.

	Shares Beneficially Owned
Name and Address of Beneficial Owner
	Number	Percent
Guardian Life Insurance Company of America(1) 388 Market Street, Suite 1700 San Francisco, CA 9411	15,204,370	11.5%
MHR Fund Management LLC(2) 40 West 57th Street, 24th Floor New York, NY 10019	19,564,500	14.7%
Wells Fargo & Company(3) 420 Montgomery Street San Francisco, CA 94163	7,007,323	5.28%

(1)
As reported on Amendment No. 2 to Schedule 13G/A filed with the SEC on February 8, 2008, The Guardian Life Insurance Company of America ("Guardian") holds 15,204,370 shares. As a result of being subsidiaries of Guardian, Guardian Investor Services LLC and RS Investment Management Co, LLC may be deemed to be indirect beneficial owners of the shares held by Guardian.

(2)
As reported on Amendment No. 3 to Schedule 13G/A filed with the SEC on February 14, 2008 on behalf of MHR Institutional Partners III LP, MHR Institutional Advisors III LLC, MHR Fund Management LLC and Mark H. Rachesky, M.D. relating to an aggregate amount of 19,564,500 shares held for the accounts of MHR Capital Partners Master Account LP, MHR Capital Partners (100) LP, MHR Institutional Partners II LP, MHR Institutional Partners IIA LP and MHR Institutional Partners III LP.

(3)
As reported on Schedule 13G filed with the SEC on February 6, 2008 by Wells Fargo & Company ("Wells Fargo") relating to the aggregate beneficial ownership of 7,007,323 shares owned by Wells Fargo and any of its subsidiaries named therein.

PROPOSAL 1—ELECTION OF DIRECTORS

        Our Board is divided into three classes. One class is elected each year and members of each class hold office for three-year terms. The Board has set the number of directors at eleven. There are four Class I Directors, four Class II Directors and three Class III Directors. At this year's annual meeting, the terms of our Class II Directors will expire. The Class II Directors elected at this year's annual meeting will serve three year terms expiring at the annual meeting in 2011, or until their successors are elected and qualified. The Class I and Class III Directors will serve until the annual meetings of stockholders to be held in 2010 and 2009, respectively, and until their respective successors are elected and qualified.

        The persons named in the enclosed proxy will vote to elect as Class II Directors David J. Breazzano, William D. Fertig, Robert K. Reeves and J. Robinson West, unless you indicate on your proxy card that your shares should be withheld from one or more of the nominees. Our Corporate Governance and Nominating Committee has recommended, and the Board has nominated, each of the nominees for election as Class II directors. Each of the nominees is currently a member of the Board. Mr. Reeves has been nominated for election as a director for the first time. The CEO and another executive officer recommended Mr. Reeves, together with two other candidates, to the Corporate Governance and Nominating Committee. He was appointed to our Board as a new director in October 2007.

        If they are elected, Messrs. Breazzano, Fertig, Reeves and West will each hold office until our annual meeting of stockholders to be held in 2011 and until his successor is duly elected and qualified. Each of the nominees has indicated his willingness to serve, if elected; however, if any nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by the Board.

        There are no family relationships between or among any of our officers or directors. Mr. Reeves is an executive officer of one of our customers. See "Corporate Governance—Certain Relationships and Related Transactions."

        Below are the names, ages and certain other information of each member of the Board, including the nominees for election as Class II Directors. Information with respect to the number of shares of common stock beneficially owned by each director as of March 31, 2008 appears above under the heading "Stock Ownership of Certain Beneficial Owners and Management."

Nominees for Terms Expiring in 2008 (Class II Directors)

        David J. Breazzano, age 51, was named Lead Director in August 2004. Mr. Breazzano is president and one of the founding principals of DDJ Capital Management, LLC, an investment management firm established in 1996. He holds a BA from Union College, where he serves on the Board of Trustees, and an MBA from Cornell University.

        William D. Fertig, age 51, has been Co-Chairman and Chief Investment Officer of Context Capital Management, an investment advisory firm since 2002. Mr. Fertig was a Principal and a Senior Managing Director of McMahan Securities from 1990 through April 2002. Mr. Fertig previously served in various senior capacities at Drexel Burnham Lambert and Credit Suisse First Boston from 1980 through 1990. He holds a BS from Allegheny College and an MBA from the Stern Business School of New York University.

        Robert K. Reeves, age 50, is Senior Vice President, General Counsel and Chief Administrative Officer of Anadarko Petroleum Corporation. From 2004 to February 2007, Mr. Reeves served as Senior Vice President, Corporate Affairs & Law and Chief Governance Officer of Anadarko. Prior to joining Anadarko, he served as Executive Vice President, Administration and General Counsel of North Sea New Ventures from 2003 to 2004, and as Executive Vice President, General Counsel and Secretary of

Ocean Energy, Inc. and its predecessor companies from 1997 to 2003. He holds a BA and JD from Louisiana State University.

        J. Robinson West, age 61, is the founder, and since 1984 has served as Chairman and a director, of PFC Energy, strategic advisers to international oil and gas companies, national oil companies, and petroleum ministries. Previously, Mr. West served as U.S. Assistant Secretary of the Interior with responsibility for offshore oil leasing policy from 1981 through 1983. He was Deputy Assistant Secretary of Defense for International Economic Affairs from 1976 through 1977 and a member of the White House Staff from 1974 through 1976. He is currently a member of the Council on Foreign Relations and the National Petroleum Council, and serves as Chairman of the Board of the United States Institute of Peace. Mr. West is also a director of Cheniere Energy, Inc. He holds a BA from the University of North Carolina at Chapel Hill and a JD from Temple University Law School.

Directors Whose Terms Expire in 2010 (Class I Directors)

        Lynn R. Coleman, age 68, was a partner in the energy practice of the law firm of Skadden, Arps, Slate, Meagher and Flom LLP from 1981 until his retirement in 2007. Prior to joining Skadden, Mr. Coleman served as the general counsel of the U.S. Department of Energy and later as deputy secretary. In March 2008, Mr. Coleman was appointed to the Supervisory Board of Lyondell Basell Industries, a Luxembourg entity, which is a large chemical company with operations in the U.S. and internationally. He holds an LLB degree from the University of Texas and a BA from Abilene Christian College.

        Kevin P. Collins, age 57, has been Managing Member of The Old Hill Company LLC since 1997. From 1992 to 1997, he served as a principal of JHP Enterprises, Ltd., and from 1985 to 1992, as Senior Vice President of DG Investment Bank, Ltd., both of which were engaged in providing corporate finance and advisory services. Mr. Collins was a director of WellTech, Inc., or WellTech, from January 1994 until March 1996, when WellTech was merged into the Company. Mr. Collins is also a director of The Penn Traffic Company, PowerSecure International, Inc. and Contractors Holding, Inc. He holds BS and MBA degrees from the University of Minnesota. Mr. Collins is a CFA Charterholder.

        W. Phillip Marcum, age 64, was a director of WellTech, Inc. from January 1994 until March 1996, when WellTech was merged into the Company. From October 1995 until March 1996, Mr. Marcum was the non-executory Chairman of the Board of Directors of WellTech. He was Chairman of the Board, President and Chief Executive Officer of Metretek Technologies, Inc., formerly known as Marcum Natural Gas Services, Inc., from January 1991 to April 2007 when he retired. The company is now known as PowerSecure International, Inc. Mr. Marcum also serves on the board of directors of ADA-ES, a Denver, Colorado based, publicly-held company. He is presently a principal in MG Advisors, LLC. He holds a BBA from Texas Tech University.

        William F. Owens, age 57, served as Governor of Colorado from 1999 to 2007. Mr. Owens served as a member of the Colorado state house of representatives from 1982 to 1988, as a member of the state senate from 1988 to 1994 and as Colorado state treasurer from 1994 to 1998. Prior to his public service, Mr. Owens was a consultant with Touche Ross & Co., now Deloitte & Touche, LLP. In addition to his public service, Mr. Owens served for more than 10 years as Executive Director of the Colorado Petroleum Association, which represented 400 energy firms doing business in the Rockies. He holds a master's degree in public administration from the Lyndon B. Johnson School of Public Affairs at the University of Texas at Austin and an undergraduate degree from Stephen F. Austin University.

Directors Whose Terms Expire in 2009 (Class III Directors)

        Richard J. Alario, age 53, joined the Company as President and Chief Operating Officer effective January 1, 2004. On May 1, 2004, Mr. Alario was promoted to Chief Executive Officer and appointed to the Board. He was elected Chairman of the Board on August 25, 2004. Prior to joining the Company, Mr. Alario was employed by BJ Services Company, where he served as Vice President from May 2002 after OSCA, Inc. was acquired by BJ Services. Prior to joining BJ Services, Mr. Alario had over 21 years of service in various capacities with OSCA, an oilfield services company, most recently serving as its Executive Vice President. He currently serves as director and chairman of the Health, Safety, Security and Environmental Committee of the National Ocean Industries Association. Mr. Alario holds a BA from Louisiana State University.

        Ralph S. Michael, III, age 53, was President and Chief Operating Officer of the Ohio Casualty Insurance Company from July 25, 2005 until its sale on August 24, 2007. From 2004 through July 2005, Mr. Michael served as Executive Vice President and Manager of West Commercial Banking for U.S. Bank, National Association and then as Executive Vice President and Manager of Private Asset Management for U.S. Bank. He also served as President of U.S. Bank Oregon from 2003 to 2005. From 2001 to 2002, he served as Executive Vice President and Group Executive of PNC Financial Services Group, with responsibility for PNC Advisors, PNC Capital Markets and PNC Leasing. From 1996 to 2001, he served as Executive Vice President and Chief Executive Officer of PNC Corporate Banking. He was a director of Integrated Alarm Services Group from January 2003 until April 2007 and a director of T.H.E. Inc. from 1991 to 2004. He has been a director of Cincinnati Bengals, Inc. since April 2005. Mr. Michael also served as a director of Ohio Casualty Corporation from April 2002 until July 25, 2005. Mr. Michael began serving as a director of Friedman, Billings, Ramsey Group, Inc. in June 2006 and as a director of AK Steel Corporation in July 2007. He holds a BA from Stanford University and an MBA from the Graduate School of Management of the University of California Los Angeles.

        Arlene M. Yocum, age 50, has been Executive Vice President, Managing Executive of Client Service and Distribution for PNC's Wealth Management and Institutional Investment Groups since 2003. Prior to that she served as an Executive Vice President of PNC's Institutional Investment Group from 2000 to 2003. Ms. Yocum is a director of Protection One, Inc. She holds a JD from Villanova School of Law and a BA from Dickinson College.

Board Recommendation

        The Board of Directors believes that approval of the election of David J. Breazzano, William D. Fertig, Robert K. Reeves and J. Robinson West to serve as Class II directors is in our best interests and the best interests of our stockholders and therefore recommends a vote FOR each of the nominees.

CORPORATE GOVERNANCE

General

        This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our corporate governance guidelines, committee charters and codes of conduct described below are available on our website at www.keyenergy.com. Alternatively, you can request a copy of any of these documents by writing to: Investor Relations, Key Energy Services, Inc., 1301 McKinney Street, Suite 1800, Houston, Texas 77010. Our Board strongly believes that good corporate governance is important to ensure that Key is managed for the long-term benefit of our stockholders.

Corporate Governance Guidelines

        Our Board has adopted Corporate Governance Guidelines that address significant issues of corporate governance and set forth the procedures by which the Board carries out its responsibilities. Among the areas addressed by the Guidelines are director qualifications and responsibilities, Board committee responsibilities, director compensation and tenure, director orientation and continuing education, access to management and independent advisors, succession planning and management development, and Board and committee performance evaluations. The Corporate Governance and Nominating Committee is responsible for assessing and periodically reviewing the adequacy of these Guidelines and recommending proposed changes to the Board, as appropriate. The Guidelines are posted on the Company's website at www.keyenergy.com. The Company will provide Guidelines in print, free of charge, to stockholders who request them.

Director Independence

        Under applicable rules of the New York Stock Exchange, or NYSE, a director will only qualify as "independent" if our Board affirmatively determines that he or she has no direct or indirect material relationship with the Company. In addition, all members of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are also required to meet the applicable independence requirements set forth in the rules of the NYSE and the SEC.

        The Board has determined that, except for Mr. Alario, who serves as the President and Chief Executive Officer, each of our current directors is independent within the meaning of the foregoing rules. Further, the Board considered Mr. Reeves' position as an executive officer with one of our customers, Anadarko Petroleum Corporation, or Anadarko, and determined that the relationship between Anadarko and the Company does not affect Mr. Reeves' independence. See "Corporate Governance—Certain Relationships and Related Transactions."

Director Nomination Process

        In considering whether to recommend any particular candidate for inclusion in the Board's slate of recommended director nominees, our Corporate Governance and Nominating Committee applies the criteria set forth in the guidelines contained in the Selection Process for New Director Candidates, which are available in the Corporate Governance section of our website, www.keyenergy.com. These criteria include the candidate's integrity, business acumen, a commitment to understand our business and industry, experience, conflicts of interest and the ability to act in the interests of all stockholders. The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. Our Board believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities.

        Any stockholder entitled to vote for the election of directors may propose candidates for consideration for nomination for election to the Board. If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in the Company's proxy card for the next annual meeting. Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the Committee or the Board, by following the procedures set forth under Stockholders Proposals for the 2009 Annual Meeting (which are included on page 44 of this proxy statement). Candidates nominated by stockholders in accordance with procedures set forth in the by-laws will not be included in the Company's proxy card for the next annual meeting.

Board Meetings and Attendance

        The Board held six meetings, either in person or by teleconference, during the year ended December 31, 2007. During that year, each of our directors attended at least 75% of the aggregate number of Board meetings and meetings held by all committees on which he or she then served.

Director Attendance at Annual Meeting of Stockholders

        Our Corporate Governance Guidelines provide that directors are expected to attend the annual meeting of stockholders. All of our directors attended the 2007 annual meeting, and we expect substantially all of our directors to attend the 2008 annual meeting.

Board Committees

        The Board has established four standing committees—Audit, Compensation, Corporate Governance and Nominating and Executive. Current copies of the charters of each of Audit, Compensation and Corporate Governance and Nominating committees are posted on the Corporate Governance section of our website, www.keyenergy.com.

        The Board has determined that all of the members of each of the Board's standing committees, other than the Executive Committee, are independent under the NYSE rules, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

  Audit Committee

        The responsibilities of the Audit Committee include the following:

  •
  appointing, evaluating, approving the services provided by and the compensation of, and assessing the independence of, our independent registered public accounting firm;

  •
  overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from such firm;

  •
  reviewing with the internal auditors and our independent registered public accounting firm the overall scope and plans for audits, and reviewing with the independent registered accounting firm any audit problems or difficulties and management's response;

  •
  reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

  •
  reviewing and discussing with management and the independent registered public accounting firm our system of internal controls, financial and critical accounting practices and policies relating to risk assessment and risk management;

  •
  reviewing the effectiveness of our system for monitoring compliance with laws and regulations; and

  •
  preparing the Audit Committee report required by SEC rules (which is included on page 16 of this proxy statement).

        On October 26, 2007, the composition of the Audit Committee was reconstituted. The current members of our Audit Committee are Messrs. Collins, Michael and Owens and Ms. Yocum. Mr. Marcum served as a member of the Audit Committee until October 25, 2007. Mr. Michael is the Chair of the Committee. All members of Key's Audit Committee meet the financial literacy standard required by the NYSE rules and at least one member qualifies as having accounting or related financial management expertise under the NYSE rules. In addition, as required by the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring that each public company disclose whether or not its audit committee has an "audit committee financial expert" as a member. An "audit committee financial expert" is defined as a person who, based on his or her experience, satisfies all of the following attributes:

  •
  an understanding of generally accepted accounting principles and financial statements;

  •
  an ability to assess the general application of such principles in connection with the accounting for estimates, accruals, and reserves;

  •
  experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity of issues that can reasonably be expected to be raised by Key's financial statements, or experience actively supervising one or more persons engaged in such activities;

  •
  an understanding of internal controls over financial reporting; and

  •
  an understanding of audit committee functions.

        The Board has determined that Mr. Michael satisfies the definition of "audit committee financial expert," and has designated Mr. Michael as an "audit committee financial expert."

        The Audit Committee held nine meetings in 2007. In addition, members of the Audit Committee speak regularly with our independent registered public accounting firm and separately with the members of management to discuss any matters that the Audit Committee or these individuals believe should be discussed, including any significant issues or disagreements concerning our accounting practices or financial statements. See "Report of the Audit Committee" below.

        The Audit Committee has the authority to retain legal, accounting or other experts that it determines to be necessary or appropriate to carry out its duties. We will provide the appropriate funding, as determined by the Committee, for the payment of compensation to our independent registered public accounting firm and to any legal, accounting or other experts retained by the Committee and for the payment of the Committee's ordinary administrative expenses necessary and appropriate for carrying out the duties of the Committee.

        The charter of our Audit Committee can be accessed on the Corporate Governance section of our website, www.keyenergy.com.

  Compensation Committee

        The Compensation Committee has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. The responsibilities of the Compensation Committee include the following:

  •
  reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer, or CEO;

  •
  evaluating the CEO's performance in light of corporate goals and objectives and, together with the other independent directors (as directed by the Board), determining and approving the CEO's compensation level based on this evaluation;

  •
  reviewing and approving the compensation of senior executive officers other than the CEO;

  •
  reviewing and approving any incentive-compensation plans or equity-based plans;

  •
  overseeing the activities of the individuals and committees responsible for administering incentive-compensation plans or equity-based plans, including the 401(k) plan; and discharging any responsibilities imposed on the Compensation Committee by any of these plans;

  •
  approving any new equity compensation plan or any material change to an existing plan where stockholder approval has not been obtained;

  •
  in consultation with management, overseeing regulatory compliance with respect to compensation matters, including overseeing Key's policies on structuring compensation programs to preserve tax deductibility;

  •
  making recommendations to the Board with respect to any severance or similar termination payments proposed to be made to any current or former senior executive officer or member of senior management of Key;

  •
  reviewing and recommending director compensation to the Board;

  •
  preparing an annual report of the Compensation Committee on executive compensation for inclusion in Key's annual proxy statement or annual report in accordance with applicable SEC rules and regulations; and

  •
  reviewing and approving the Compensation Disclosure and Analysis for inclusion in Key's annual proxy statement or annual report in accordance with applicable SEC rules and regulations.

        On October 26, 2007, the composition of the Compensation Committee was reconstituted. The current members of the Compensation Committee are Messrs. Breazzano, Fertig, Marcum, Reeves and West, all of whom are independent, non-management members of the Board. Mr. Breazzano is the Chair of the Committee. Through October 2007, the members of the Compensation Committee were Messrs. Breazzano, Fertig, Michael and West. No Compensation Committee member participates in any of the Company's employee compensation programs other than prior grants under the Key Energy Group, Inc. 1997 Incentive Plan, which plan expired in November 2007. The Compensation Committee members will participate in the Key Energy Services, Inc. 2007 Cash and Equity Incentive Plan (the "2007 Incentive Plan"). The Compensation Committee held nine meetings in 2007.

        The Compensation Committee has the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. With respect to compensation consultants retained to assist in the evaluation of director, CEO or executive officer compensation, this authority is vested solely in the Committee.

        The charter of our Compensation Committee can be accessed on the Corporate Governance section of our website, www.keyenergy.com.

  Corporate Governance and Nominating Committee

        The responsibilities of the Corporate Governance and Nominating Committee include the following:

  •
  identify and recommend individuals to the Board for nomination as members of the Board and its committees, consistent with criteria approved by the Board;

  •
  develop and recommend to the Board corporate governance guidelines applicable to Key; and

  •
  oversee the evaluation of the Board and management of Key.

        The Corporate Governance and Nominating Committee is composed entirely of independent directors, as that term is defined by applicable NYSE rules. On October 26, 2007, the composition of the Corporate Governance and Nominating Committee was reconstituted when Lynn R. Coleman was appointed to the Committee. The current members of the Corporate Governance and Nominating Committee are Messrs. Breazzano, Coleman, Fertig and West. Mr. Fertig is the Chair of the Committee. The Corporate Governance and Nominating Committee held four meetings in 2007.

        The Corporate Governance and Nominating Committee has the authority and funding to retain counsel and other experts or consultants, including the sole authority to select, retain and terminate any search firm to be used to identify director candidates and to approve the search firm's fees and other retention terms.

        The charter of our Corporate Governance and Nominating Committee can be accessed on the Corporate Governance section of our website, www.keyenergy.com.

  Executive Committee

        Effective October 26, 2007, the Executive Committee's membership was modified to consist of the CEO and Chairman, the lead director and each chairperson of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee of the Board of Directors. The current members of the Executive Committee are Messrs. Alario, Breazzano, Fertig and Michael. The Executive Committee held four meetings in 2007. The Executive Committee will only act in place of the Board of Directors in situations where it may be impracticable to assemble the full Board to consider a matter on a timely basis. Any action by the Executive Committee will be promptly reported to the full Board.

Code of Business Conduct and Code of Business Conduct and Ethics for Members of the Board of Directors

        Our Code of Business Conduct applies to all of our employees, including our CEO, CFO and senior financial and accounting officers. In addition, we have a Code of Business Conduct and Ethics for Members of the Board of Directors. Among other matters, the Code of Business Conduct and the Board Code of Business Conduct establish policies to deter wrongdoing and to promote both honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest, compliance with applicable laws, rules and regulations, full, fair, accurate, timely and understandable disclosure in public communications and prompt internal reporting of violations of the Code of Business Conduct. We also have an Ethics Committee, composed of members of management, which administers our ethics and compliance program with respect to our employees. In addition, we provide an ethics line for reporting any violations on a confidential basis. Copies of our Code of Business Conduct and the Board Code of Business Conduct are available on our website at www.keyenergy.com. We will post on our Internet website all waivers to or amendments of our Code of Business Conduct and the Board Code of Business Conduct that are required to be disclosed by applicable law and the NYSE listing standards.

Report of the Audit Committee

        The Audit Committee has reviewed our audited financial statements for the fiscal year ended December 31, 2007 and has discussed these financial statements with our management and independent registered public accounting firm.

        The Audit Committee has also received from, and discussed with, Grant Thornton LLP, our independent registered public accounting firm, various communications that our independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

        Our independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has discussed with the independent registered public accounting firm their independence from Key.

        Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007.

By the Audit Committee of the Board of Directors
Ralph S. Michael, III, Chairman Kevin P. Collins William F. Owens Arlene M. Yocum

Executive Officers

        Below are the names, ages and certain other information on each of our executive officers, other than Mr. Alario, whose information is provided above.

William M. "Bill" Austin, age 62, was named Senior Vice President and Chief Financial Officer on January 20, 2005. He also served as Chief Accounting Officer from January 20, 2005 to August 22, 2005. Mr. Austin served as an advisor, principally in a financial capacity, to the Company for six months prior to becoming an officer of Key. Prior to joining the Company, Mr. Austin served as Chief Restructuring Officer of Northwestern Corporation from 2003 to 2004, which declared bankruptcy in September 2003. Mr. Austin served as Chief Executive Officer, U.S. Operations, of Cable & Wireless/Exodus Communications from 2001 to 2002, which declared bankruptcy in September 2001. He also served as Chief Financial Officer of BMC Software from 1997 to 2001. Prior to that, Mr. Austin spent nearly six years at McDonnell Douglas Aerospace, a subsidiary of McDonnell Douglas Corporation, serving most recently as Vice President and Chief Financial Officer, and 18 years at Bankers Trust Company. Mr. Austin received a BS in Electrical Engineering from Brown University and an MBA from Columbia University.

Newton W. Wilson III, age 57, joined the Company as Senior Vice President and General Counsel effective January 24, 2005. He also was appointed Secretary effective January 24, 2005. Previously, Mr. Wilson served as Senior Vice President, General Counsel and Secretary of Forest Oil Corporation,

which he joined in November 2000. Prior to joining Forest, Mr. Wilson was a consultant to the oil industry as well as an executive for two oil and gas companies, Union Texas Petroleum and Transco Energy Company. Mr. Wilson received a BBA from Southern Methodist University and a JD from the University of Texas.

Kim B. Clarke, age 52, joined the Company on November 22, 2004 as Vice President and Chief People Officer. She was elected as an executive officer in January 2005. As of January 1, 2006, Ms. Clarke serves as our Senior Vice President and Chief People Officer. Ms. Clarke previously served as Vice President of Human Resources for GC Services from 1999 to 2004. Prior to that she served in a number of senior level human resource roles for Browning Ferris Industries (BFI) from 1988 to 1997 and as BFI's Vice President Human Resources from 1997 to 1999. Ms. Clarke's 30 years of work experience also includes industry experience with Baker Service Tools and National Oilwell. Ms. Clarke holds a BS degree from the University of Houston.

Don D. Weinheimer, age 49, joined the Company on October 2, 2006. Previously, Mr. Weinheimer served as Vice President, Technology Globalization, within Halliburton's Energy Services Group from July 2006 to October 2006. Prior to that, Mr. Weinheimer served in various capacities with Halliburton and divisions of Halliburton since 1981. Mr. Weinheimer has over 25 years of industry experience, including international operational and business development experience in both the Middle East and Algeria. Mr. Weinheimer holds a BS degree in Agricultural Engineering from Texas A&M University.

Phil G. Coyne, age 56, became Senior Vice President of the Company's Eastern Region in September 2004. He was appointed as an executive officer in April 2005. Mr. Coyne joined the Company as Vice President—Eastern Region in April of 2004. Before joining the Company, Mr. Coyne was Vice President of North America for Owen Oil Tools, an explosives manufacturer and a division of Core Laboratories, from 2001 to 2004. He served as U.S. Operations Support Manager for Wood Group (a British based company) from 1999 to 2001. Mr. Coyne served in various positions with Western Atlas from 1984 to 2000, most recently serving as the District Manager of Atlas's Broussard, Louisiana offshore operations. Mr. Coyne is a Vietnam era veteran and was in the Air Force stationed primarily in Thailand.

Jim D. Flynt, age 63, assumed his current position as Senior Vice President—Western Region effective September 2004. Mr. Flynt became an executive officer of the Company effective March 5, 2003 when he was promoted to Senior Vice President—Production Services. From December 1999 to March 2003, Mr. Flynt served as Vice President—Western Operations. Mr. Flynt joined the Company in September 1998 as the President of the Company's California Division, following the Company's acquisition of Dawson Production Services, Inc. From February 1997 to September 1998, Mr. Flynt served as the Regional Vice President of Dawson Production Services, Inc. Before joining Dawson Production Services, Inc., he was Vice President, Area Manager, of Pride Petroleum Services, Inc. from January 1996 to February 1997. From June 1995 to January 1996, he served as District Manager of Pool California Production Service, a subsidiary of Pool Energy Services Co. From March 1976 to June 1995, he served as Vice President, Operations, of California Production Services, Inc.

J. Marshall Dodson, age 37, joined the Company as Vice President and Chief Accounting Officer on August 22, 2005. Prior to joining the Company, Mr. Dodson served in various capacities at Dynegy, Inc. from 2002 to August 2005, most recently serving as Managing Director and Controller, Dynegy Generation. Mr. Dodson started his career with Arthur Andersen LLP in Houston, Texas in 1993, serving most recently as a senior manager prior to joining Dynegy, Inc. Mr. Dodson is a Certified Public Accountant and holds a BBA from the University of Texas at Austin.

D. Bryan Norwood, age 52, was named Vice President and Treasurer effective October 20, 2006. Mr. Norwood has 30 years of experience, most recently as Eastern Region Controller for the Company, having served in that capacity from September 2005 to October 2006. Prior to joining Key, Mr. Norwood owned a consulting company DBN Norwood Services, Inc., from September 2003 to

September 2005. He served as Vice President Finance Americas for Bredero Shaw Company from January 1998 to September 2003. Mr. Norwood is a Certified Public Accountant and is a graduate of the University of Texas at Austin, where he received his BBA.

Fees of Independent Registered Public Accounting Firm

Auditors Fees

        Effective December 1, 2006, Grant Thornton LLP was engaged as the Company's independent registered public accountant. The following table sets forth the fees for the fiscal period to which the fees relate.

	2007(1)	2006(2)
Audit fees	$6,683,305	$9,000,204
Audit-related fees	—	—
All other fees	—	—

Total	$6,683,305	$9,000,204

(1)
Includes fees of $33,000 for 2007 statutory audit for our Argentina subsidiary that has not yet been performed.

(2)
In 2007, we incurred a total of $15.7 million in audit fees, of which $9.0 million is related to the audits of the three years ended December 31, 2006, and approximately $6.7 million related to the audit of the fiscal year ended December 31, 2007. The Company is not able to allocate the $9.0 million in audit fees incurred during 2007 to either the 2006, 2005, or 2004 audit periods, which audits were performed concurrently and the fees paid were not specifically allocated to those years. Grant Thornton LLP did not bill us prior to 2007.

        Audit fees consist of professional services rendered for the audit of the Company's annual financial statements, the audit of the effectiveness of the Company's internal controls over financial reporting and the reviews of the quarterly financial statements. This category also includes fees for issuance of comfort letters, consents, assistance with and review of documents filed with the SEC, statutory audit fees, work done by tax professionals in connection with the audit and quarterly reviews and accounting consultations and research work necessary to comply with the standards of the Public Company Accounting Oversight Board. Fees are presented in the period to which they relate versus the period in which they were billed.

        Audit-related fees include consultations concerning financial accounting and reporting matters not required by statute or regulation.

        Other services performed include certain advisory services and do not include any fees for financial information systems design and implementation.

Policy for Approval of Audit and Non-Audit Fees

        The Audit Committee has an Audit and Non-Audit Services Pre-Approval Policy. The policy requires the Audit Committee to pre-approve the audit and non-audit services performed by our independent registered public accounting firm. Under the policy, the Audit Committee establishes the audit, audit-related, tax and all other services that have the approval of the Audit Committee. The term of any such pre-approval is 12 months from the date of pre-approval, unless the Audit Committee adopts a shorter period and so states. The Audit Committee will periodically review the list of pre-approved services and will add to or subtract from the list of pre-approved services from time to time. The Committee will also establish annually pre-approval fee levels or budgeted amounts for all services to be provided by the independent registered public accounting firm. Any proposed services exceeding these levels or amounts will require specific pre-approval by the Audit Committee.

        The Audit Committee has delegated to its Chairman the authority to pre-approve services, not previously pre-approved by the Audit Committee, that involve aggregate payments (with respect to each such service or group of related services) of $50,000 or less. The Chairman will report any such pre-approval to the Audit Committee at its next scheduled meeting.

        The policy contains procedures for a determination by the CFO that proposed services are included within the list of services that have received pre-approval of the Audit Committee. Proposed services that require specific approval by the Audit Committee must be submitted jointly by the registered independent public accounting firm and the CFO and must include backup statements and documentation regarding the proposed services and whether the proposed services are consistent with the SEC and NYSE rules on auditor independence.

Certain Relationships and Related Transactions

        In July 2007, the Executive Committee of the Board adopted a written, revised Affiliate Transaction Policy which requires advance review and approval of any proposed transactions (other than employee or director compensation) between the Company and an affiliate of the Company. For this purpose, affiliates include major stockholders, directors and executive officers and members of their immediate family (including in-laws), nominees for director, and affiliates of the foregoing persons, as determined in accordance with SEC rules. In determining whether to approve an affiliate transaction, the Board will use such process its deems reasonable in light of the circumstances, such as the nature of the transaction and the affiliate involved, and which may include an analysis of any auction process involved, an analysis of market comparables, use of an appraisal, obtaining an investment banking opinion or a review by independent counsel. The policy requires the Board to determine that, under all of the circumstances, the covered transaction is in, or not inconsistent with, the best interests of the Company, and requires approval of covered transaction by a majority of the Board (other than interested directors). The Board, in its discretion, may delegate this authority to the Corporate Governance and Nominating Committee or another committee comprised solely of independent directors, as appropriate.

        In addition, the Company requires on an annual basis that the directors and executive officers of the Company complete a Directors and Officers Questionnaire to describe certain information and relationships (including those involving their immediate family members) that may be required to be disclosed in the Company's Form 10-K, annual proxy statement and other filings with the SEC. Director nominees and newly appointed executive officers must complete the questionnaire at or before the time they are nominated or appointed. If a change occurs in certain information required to be disclosed in the questionnaire after it is completed, the director or executive officer must immediately report this to the Company throughout the year, including changes in relationships between immediate family members and the Company, compensation paid from third parties for services rendered to the Company not otherwise disclosed, interests in certain transactions, and facts that could affect director independence. Directors are required to disclose in the questionnaire, among other things, any transaction that the director or any immediate family member has entered into with the Company or relationships that a director or an immediate family member has with the Company, whether direct or indirect. This information is provided to the Company's legal department for review and, if required, submitted to the Board for the process of determining independence.

        For fiscal year ended December 31, 2007, Craig Owen, the son-in-law of Jim Flynt, our Senior Vice President—Western Region, served, and continues to serve, as an area manager in our Rocky Mountain Division. For fiscal year ended December 31, 2007, Mr. Owen received approximately

$181,490 in salary, bonus and benefits. Mr. Owen has been with Key since 1980. We believe that Mr. Owen's compensation is comparable to what he would receive absent his relationship to Mr. Flynt.

        On January 15, 2007, Lee James, the brother-in-law of Phil Coyne, our Senior Vice President—Eastern Region, accepted a position with Key as a Sales Representative. For fiscal year ended December 31, 2007, Mr. James received approximately $138,500 in salary, bonus and benefits. We believe that Mr. James' compensation is comparable to what he would receive absent his relationship to Mr. Coyne.

        On April 30, 2007, Darren Flynt, the son of Jim Flynt, our Senior Vice President—Western Region, accepted a position with Key as a Business Process Manager. For fiscal year ended December 31, 2007, Darren Flynt received approximately $120,000 in salary, bonus and benefits. We believe that Darren Flynt's compensation is comparable to what he would receive absent his relationship to Mr. Jim Flynt.

        Pursuant to the terms of our revised Affiliate Transaction Policy, the related party transactions with Lee James and Darren Flynt were reviewed and approved, and the related party transaction with Mr. Owen, whose relationship has been previously disclosed, was revisited and approved under the revised Affiliate Transaction Policy, by the Corporate Governance and Nominating Committee and the Executive Committee on July 10, 2007 and July 11, 2007, respectively.

        Mr. Reeves joined the Board in October 2007 and is currently an executive officer with Anadarko, one of our customers. During the fiscal year ended December 31, 2007, Anadarko purchased services from us for approximately $21.9 million, which is less than 2% of our revenue for 2007. The Board does not consider this amount to be material and the relationship between Anadarko and the Company does not otherwise affect Mr. Reeves' independence.

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Oversight of Executive Compensation Program

        As described above under "Board Committees—Compensation Committee," the Compensation Committee of our Board has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. The Compensation Committee has the authority to engage independent compensation consultants, who report directly to the committee, to advise and consult on compensation issues.

        The Compensation Committee took the following actions during 2007 to improve the links between senior executive pay and performance by:

  •
  clearly aligning incentive pay with overall Company objectives and goals;

  •
  hiring a new independent compensation consultant to advise on executive compensation issues; and

  •
  realigning executive base, incentive and long-term compensation structures based on a clearly defined competitive pay strategy.

Compensation Consultant

        In May 2007, after interviewing several candidates, the Compensation Committee retained Longnecker & Associates, or Longnecker, as its new compensation consultant to advise the Compensation Committee on all matters related to the senior executives' compensation and general compensation programs. The Compensation Committee previously used Towers Perrin in this capacity.

        Longnecker assisted the Compensation Committee by providing comparative market data on compensation practices and programs based on an analysis of peer competitors. Longnecker also provided guidance on industry best practices. Longnecker advised the Compensation Committee in (1) determining base salaries for senior executives, (2) recommending long-term incentive initiatives for consideration, and (3) designing and recommending individual grant levels for the 2007 long-term incentive awards for the senior executives.

        Compensation ranges for all positions are reviewed annually for adjustment. The last review was completed in July 2007. The review included total compensation for executives: base salary, annual incentives and long-term incentives. The review also assessed the competitiveness of each executive's compensation as compared to a specific peer group and other pertinent published surveys. Specifically, Longnecker evaluated where the total compensation for each executive stood relative to the 50th and 75th percentile of the peer group. Longnecker utilizes an average of public peer company information (50% weight) and published survey data (50% weight) in making their recommendations to the Compensation Committee. The following published surveys utilized by Longnecker were:

  Economic Research Institute Executive Compensation Assessor
  Watson Wyatt Top Management
  Mercer Executive Benchmark
  Mercer Energy
  Towers Perrin Oilfield Services

        The benchmarks used for executive compensation comparisons include companies in our industry with similar revenue and companies we consider to be competing for the same level of executive talent. The following companies fit either one of those categories and were used in our peer group analysis:

Baker Hughes Inc.	Oil States International Inc.
Basic Energy Services Inc.	Patterson-UTI Energy Inc.
Complete Production Services	Pride International Inc.
Grant Prideco Inc.	Smith International Inc.
Grey Wolf Inc.	Superior Well Services, Inc.
Helix Energy Solutions Group	Transocean Offshore Inc.
Noble Corp	W-H Energy Services Inc.
Oceaneering International	Weatherford International Ltd.

        The recommendations of Longnecker, including the selection of the peer group, were reviewed with management and adjusted by the Compensation Committee as appropriate to provide the most relevant information to the Compensation Committee.

        Based on its review, Longnecker recommended that the target for all elements of total compensation for each executive should be in the 75th percentile of the peer group. Longnecker provided recommendations for targeted long-term incentive award amounts and incentive vehicles to deliver the awards. Longnecker's recommendation was to provide each executive a combination of stock options, stock appreciation rights and restricted stock in addition to base salary and bonus. In connection with its recommendation to the Compensation Committee, Longnecker considered not only the external market, but the internal circumstances affecting the Company such as the efforts required of senior management with respect to the delayed financial reporting process.

        From time to time, Longnecker provided advice with respect to reviewing and structuring our policy regarding fees paid to our directors as well as other equity and non-equity compensation awarded to non-management directors. Longnecker was also engaged in 2007 to analyze the possibility of implementing a company-wide severance plan.

        Advice and consulting for all other non-executive compensation is completed by third parties other than Longnecker.

Role of Executives in Establishing Compensation

        The Compensation Committee makes the final determination of all compensation paid to our NEOs and is involved in all compensation decisions affecting our CEO. However, management also plays a role in the determination of executive compensation levels. The key members of management involved in the compensation process are the CEO, the CFO, the General Counsel and the Chief People Officer. Management proposes certain corporate and executive performance objectives for executive management. Management also participates in the discussion of peer companies to be used to benchmark NEO compensation, and recommends the overall funding level for cash bonuses and equity incentive awards. All management recommendations are reviewed, modified as necessary by the Compensation Committee, and approved by the Compensation Committee.

Compensation Philosophy

        In order to recruit and retain the most qualified and competent individuals as senior executives, we strive to maintain a compensation program that is competitive in our market and with respect to the general profession of our executives. We are committed to hiring and retaining qualified, motivated employees at all levels within the organization while ensuring that all forms of compensation are aligned with business needs. The purpose of our compensation program is to reward exceptional organizational and individual performance. Our compensation system is designed to support the successful attainment of our vision, values and business objectives.

        The following compensation objectives are considered in setting the compensation components for our senior executives:

  •
  attract and retain key executives responsible not only for our continued growth and profitability but also for ensuring proper corporate governance and principles;

  •
  motivate management to enhance long-term stockholder value and to align our executives' interests with those of our stockholders;

  •
  correlate a portion of management's compensation to measurable performance, including specific financial and operating goals; and

  •
  set compensation and incentive levels that reflect competitive market practices.

        We want our executives to be motivated to achieve the Company's short- and long-term goals, without sacrificing our financial and corporate integrity in trying to achieve those goals. While an executive's overall compensation should be strongly influenced by the achievement of specific financial targets, we believe that an executive must be provided a degree of financial certainty and stability in his or her compensation.

        The principal components of our executive compensation program are base salary, cash incentive bonuses and long-term incentive awards in the form of stock options, restricted stock and stock appreciation rights. We blend these elements in order to formulate compensation packages which provide competitive pay, reward the achievement of financial, operational and strategic objectives on a short- and long-term basis, and align the interests of our executive officers and other senior personnel with those of our stockholders. To understand our compensation philosophy, it is important to note that we believe that compensation is not the only manner in which we attract people to Key. We strive to hire and retain talented people who are compatible with our corporate culture, committed to our core values, and who want to make a contribution to our mission.

Elements of Compensation

        The total compensation and benefits program for our senior executives generally consists of the following components:

  •
  base salaries;

  •
  cash bonus incentive plan;

  •
  long-term equity-based incentive compensation;

  •
  retirement, health and welfare benefits;

  •
  perquisites; and

  •
  certain post-termination payments.

Base Salaries

        We provide base salaries to compensate our senior executives and other employees for services performed during the fiscal year. This provides a level of financial certainty and stability in an industry with historical volatility and cyclicality. The base salaries are designed to reflect the experience, education, responsibilities and contribution of the individual executive officers. This form of compensation is eligible for annual merit increases, and is initially established for each executive through individual negotiation and is reflected in the executive's employment agreement. Thereafter, salaries are reviewed annually, based on a number of factors, both quantitative, including detailed organizational and competitive analyses performed by the consultant engaged by the Compensation Committee, and qualitative, including the Compensation Committee's perception of the executive's experience, performance and contribution to our business objectives and corporate values.

        Each of the NEOs, other than Mr. Weinheimer who joined the Company in 2006, received a salary increase in May 2007. The average salary increase for the NEOs during 2007 was 5.5%. The increase reflected the Compensation Committee's belief that the base salary should be between the 50th and 75th percentile of the peer group with respect to this component of total compensation.

Cash Bonus Incentive Plan

        The cash bonus incentive awards are variable cash compensation earned only when established semi-annual performance goals are achieved. It is designed to reward the plan participants, including the NEOs, who have achieved certain corporate and executive performance objectives and have contributed to the achievement of certain short- and long-term objectives of the Company.

        Under this cash compensation program, each executive has the opportunity to earn a cash incentive compensation bonus based on the achievement of pre-determined operating and financial performance measures and other performance objectives established semi-annually by the Compensation Committee. Those goals are financial targets, safety targets, retention targets and some individual job-related targets. Each goal is weighted in terms of percentage of the total program.

        In 2007, our financial target was measured by our EBITDA performance and was tied to our financial business plan, which was approved by the Board. The Compensation Committee establishes a threshold and a target percentage of EBITDA performance for the period. The threshold level of EBITDA performance must be met in order to fund the incentive program. If the EBITDA performance falls short of such threshold, then no incentive bonuses are awarded under the program regardless of goal achievement under the other measures. If EBITDA threshold is achieved, but less than 100% of the target is achieved, then the executive may receive an incremental bonus percentage with respect to the EBITDA target. Assuming that the EBITDA financial threshold is met, the executive can then receive credit in the other bonus measurements. The executive may also receive incremental credit for the other bonus measurements even though 100% of the target goal with respect to each other performance measurement has not been reached. The Compensation Committee reviews these goals at the beginning of the period and authorizes payment following the end of the period.

        Each executive's bonus opportunity is initially reflected in the executive's employment agreement and subsequently reviewed at least annually. Currently, the Compensation Committee has set the aggregate annual bonus opportunity as a percentage of base salary, which is earned on a semi-annual basis. The aggregate participation percentage for all eligible employees can range from 10% to 100% of base salary. The participation percentage for all NEOs, on an annual basis, is 100% of base salary. However, if the Company performs above the financial business plan and therefore exceeds the established EBITDA performance measures, additional increments are awarded up to 140% of the weighted portion of the EBITDA target. Achievement over and above the financial target can occur only when the business plan is exceeded. Inasmuch as the business plan is our estimate of maximum expected achievement for such six-month period, exceeding the target for this measure is difficult.

        The following measures, which are discussed in more detail below, determined the size of bonus awards earned by the NEOs during 2007:

  •
  EBITDA

  •
  safety

  •
  employee turnover; and

  •
  additional individual objectives.

Measurements

  EBITDA

        The financial target is based on EBITDA; however, certain adjustments are made in the calculation of this performance measure for purposes of determining the financial target achieved. We calculate this financial target as net income before interest, taxes, depreciation and amortization. We also exclude (i) losses or gains on the sale of assets, (ii) losses on early extinguishment of debt, and (iii) net other expenses or other income.

  Safety

        The safety target is based on a goal established by the Compensation Committee at the beginning of the period. This goal represents the improvement required or desired result in the Occupational Safety and Health Administration ("OSHA") recordable incident rate. OSHA recordable incident rates are determined by measuring the number of incidents, such as accidents or injuries, involving our employees. Incidents that are recorded include accidents or injuries potentially resulting in a fatality, an employee missing work, an employee having to switch to "light" duty work or an employee needing to have medical treatment.

  Employee Turnover

        The employee retention goal is used as an incentive to reduce employee turnover. The goals are established by the Compensation Committee at the beginning of the period and represent a specific percentage of improvement or a desired minimum in the number of employees that terminate employment with the Company from the prior period goal.

  Individual Objectives

        Individual performance goals are based on individual objectives for each NEO specific to his or her area of expertise and influence, such as the implementation of a new corporate-wide initiative, system or policy. The Compensation Committee sets, to the extent it deems appropriate, the individual targets for the CEO and CFO, while the CEO sets the individual objectives for all other NEOs. The targets for these measures are derived from our 2007 business plan as approved by the Board and are set at or above the levels set within the business plan.

        Under our incentive compensation program, the Compensation Committee has discretion to adjust targets, as well as individual awards, either positively or negatively.

        The percentage weighting with respect to these target measurements for the first and second half of 2007 are set forth below. The tables also highlight the percentage of target measurements achieved by each of the NEOs for each six-month period for the cash bonus incentive plan. The actual levels achieved, which are expressed as a percentage of base salary for the corresponding period, are multiplied by 50% of the NEO's salary to calculate the amount earned by the NEO for the respective six-month period.

First Half 2007 Incentive Plan Measures
	Performance Measure Weighting				1H07 Actual
Participant	EBITDA	Saftey	Turnover	Individual	% of Target Payout	$
Richard J. Alario	75%	15%	10%	—	46%	$182,500
William M. Austin	65%	10%	10%	15%	49%	$106,792
Newton W. Wilson III	65%	15%	5%	15%	53%	$105,750
Kim B. Clarke	50%	15%	10%	25%	64%	$83,672
Don D. Weinheimer	65%	15%	10%	10%	51%	$63,969

Second Half 2007 Incentive Plan Measures
	Performance Measure Weighting				2H07 Actual
Participant	EBITDA	Saftey	Turnover	Individual	% of Target Payout	$
Richard J. Alario	75%	15%	10%	—	48%	$192,600
William M. Austin	65%	10%	10%	15%	43%	$94,064
Newton W. Wilson III	65%	15%	5%	15%	48%	$96,300
Kim B. Clarke	60%	15%	10%	15%	48%	$63,197
Don D. Weinheimer	60%	15%	10%	15%	38%	$47,812

        Prior to August 2007, the weighting of bonus targets was established primarily by the position of the employee and overall level of the employee in the Company's organizational structure. Generally, the higher the employee was ranked, the greater the weighting on the financial performance of the Company. In August 2007, senior management established the standard weighting of bonus targets for all corporate employees, other than NEOs, for the second half of 2007 as follows:

    EBITDA—60%
    Safety—5%
    Turnover—5%
    Individual—30%

        The standardization by management was implemented to provide consistency in the overall compensation plan. Management wanted to provide a greater percentage weighting to the financial performance target for all participants in the plan. It was management's belief that the new standard weighting of target bonuses would better align the goals of individuals with the success of the Company. The percentage targets for the second half of 2007 with respect to each of the NEOs, other than Mr. Alario, were also established by Mr. Alario in August 2007 based generally on the same analysis applied to all corporate employees. Mr. Alario's percentage targets, which were established by the Compensation Committee last year, continued in effect for all of 2007.

        In February 2008, the Compensation Committee reviewed the second half bonuses for the Company. During this review, the Committee determined that for the second half of 2007, based on the achievement and weighting of the targets established in August 2007, the NEOs would receive a lesser payout than the average corporate employee due to the underweighting of personal initiatives for these executives as compared to the standard corporate plan. The Committee then determined that each of the NEOs bonuses for the second half of 2007 would be adjusted as if these executives had at the beginning of the program period a 30% weighting for personal initiatives, including Mr. Alario. The determination by the Compensation Committee to make the adjustments was based on the Compensation Committee's view of the accomplishments made by senior management during the second half of 2007, including the closing of three strategic acquisitions, becoming current in the financial reporting process and relisting of the Company's common stock on the NYSE. The aggregate cost of the adjustments for the second half of 2007 was $120,279, of which Mr. Alario received $75,600. The second half targets actually achieved, which are listed above, reflect these adjustments.

Long-Term Equity-Based Incentive Compensation

        The purpose of our long-term incentive compensation is to align the interest of our executives with that of our stockholders. We want our executives to be focused on increasing stockholder value. In order to encourage and establish this focus on stockholder value we used the Key Energy Group, Inc. 1997 Incentive Plan (the "1997 Incentive Plan") during 2007 as a long-term vehicle to accomplish this goal. The 1997 Incentive Plan expired in November 2007. The Company's stockholders approved the Key Energy Services, Inc. 2007 Cash and Equity Incentive Plan in December 2007 (the "2007 Incentive Plan"). During 2007, no awards were made under the 2007 Incentive Plan.

        Although the Company emerged from an extended restatement and financial reporting process in September 2007, the Company was unable to allow the exercise of any vested stock options during most of 2007 and was limited in its ability to issue restricted shares, except to those senior executives who qualified for an exemption from registration under the Securities Act. The Compensation Committee considered these limitations in determining the components of equity-based compensation granted to its senior executives.

        Based on the recommendation of Longnecker, the Company made long-term equity-based incentive awards to all of its executive officers of both restricted shares and stock appreciation rights, or SARs. The aggregate amount of the awards were intended to align the executives' equity-based compensation between the 50th and 75th percentile of the peer group with respect to this component of total compensation. The allocation between restricted shares and SARs was based on Longnecker's recommendation in consideration of the overall economic benefit to the executives and impact to the Company.

  Key Energy Group, Inc. 1997 Incentive Plan

        During 2007, to promote our long-term objectives, equity awards were made under the 1997 Incentive Plan to directors, executive officers and other employees who were in a position to make a significant contribution to our long-term success. Our 1997 Incentive Plan provided for different types of equity awards, including non-qualified and incentive stock options, shares of common stock, restricted stock and stock appreciation rights. Since equity awards may vest and grow in value over time, this component of our compensation plan is designed to reward performance over a sustained period.

  Stock Options.    Stock options represent rights to purchase shares of Key stock at a set price at some date in the future, not to exceed ten years from the date of grant. Stock options are granted with an exercise price equal to the closing stock price on the business day immediately preceding the date of grant.

  We believe that awards of stock options provide a significant incentive for senior executives to remain employed and to achieve and maintain high levels of performance over multi-year periods, and that they strengthen the connection between executive and stockholder interests. Although no performance-vesting criteria are applied to our stock option awards, we believe that stock options represent a powerful performance incentive, as the options become valuable only to the extent that our stock price increases following the date of grant.

  From March 2004 through September 2007, we were unable to allow the exercise of any stock options. We filed a registration statement on September 25, 2007 that now allows us to issue shares upon exercise of the outstanding options.

  Restricted Stock.    Restricted stock awards represent awards of actual shares of our common stock, earned contingent upon continued employment. Typically the restricted stock we grant to our executives vests at a rate of one-third per year over a three-year term.

  We believe that awards of restricted stock provide a significant incentive for executives to achieve and maintain high levels of performance over multi-year periods, and that they strengthen the connection between executive and stockholder interests. We believe that restricted shares are a powerful tool for helping us retain executive talent. The higher value of a share of restricted stock in comparison to a stock option allows us to issue fewer total shares in order to arrive at a competitive total long-term incentive award value. Furthermore, we believe that the use of restricted stock reflects competitive practice among other production service companies with whom we compete for executive talent.

  Stock Appreciation Rights.    SARs entitle the recipient to receive the difference between the exercise price and the fair market value of a share of the Company's common stock on the date of exercise, multiplied by the number of shares of common stock for which the SAR was exercised. An SAR recipient will not actually pay the exercise price to exercise an SAR. All payments will be made in shares of the Company's common stock. The exercise price is equal to the closing price on the business day immediately preceding the date of grant. The SARs vest ratably over a three year period from the date of grant and have 10-year lives.

  We believe that SARs provide a significant incentive for executives to achieve and maintain high levels of performance over multi-year periods, and that they strengthen the connection between executive and stockholder interests. We believe that SARs are a creative tool for helping us retain executive talent.

Retirement, Health and Welfare Benefits

        We offer a variety of health and welfare and retirement programs to all eligible employees. Under the terms of their employment agreements, the NEOs are eligible for the same broad-based benefit programs on the same basis as the rest of the Company's employees. Our health and welfare programs include medical, pharmacy, dental, vision, life insurance and accidental death and disability. For our NEOs, we also pay all covered out-of-pocket expenses for healthcare not otherwise covered by insurance.

Perquisites

        In addition to the compensation described above, under the terms of their respective employment agreements, executive officers may also be paid reasonable fees for personal financial advisory counseling, accounting and related services, legal advisory or attorney's fees and income tax preparation and tax audit services. Additional perquisites include auto allowances plus reimbursement for reasonable insurance and maintenance expenses and club memberships. The costs to the Company associated with providing these benefits for NEOs in 2007 are reflected in the Perquisites Table on page 31.

401(k) Plan

        We maintain a 401(k) plan for our employees. Under the 401(k) plan, eligible employees may elect to contribute up to 100% of their eligible compensation on a pre-tax basis in accordance with the limitations imposed under the Internal Revenue Code.

        We also match 100% of each employee's deferrals up to 4% of the individual's eligible salary, subject to a cap, which for 2007 was $225,000. Therefore, even if an employee earned more than $225,000 in eligible salary, the contribution match made by the Company could not exceed $9,000.

        The cash amounts contributed under the 401(k) plan are held in a trust and invested among various investment funds in accordance with the directions of each participant. An employee's salary deferral contributions under the 401(k) plan are 100% vested. We made employer matching contributions to the 401(k) plan of approximately $10.2 million for the year ended December 31, 2007.

Severance Payments/Change In Control

        We have employment agreements in place with each of the NEOs providing for severance compensation for a period of up to three years in the event the executive's employment is terminated for a variety of reasons, including a change in control of the Company. We have provided more information about these benefits, along with estimates of the value under various circumstances, under "Potential Payments upon Termination or Change in Control" below.

        Our practice in the case of change in control benefits has been to structure these as "double trigger" benefits. In other words, the change of control does not itself trigger benefits; rather, benefits are paid only if the employment of the executive is terminated during a specified period after a change of control. We believe a "double trigger" benefit maximizes stockholder value because it prevents an unintended windfall to executives in the event of a friendly change of control, while still providing appropriate incentives to cooperate in negotiating any change of control. In addition, these agreements avoid distractions involving executive management that arise when the Board is considering possible strategic transactions involving a change in control, and assure continuity of executive management and objective input to the Board when it is considering any strategic transaction. For additional information concerning our change in control agreements, see "Potential Payments upon Termination or Change in Control" below.

        Each of the executive officers is subject to noncompete and non-solicitation provisions pursuant to the terms of their employment contracts.

Regulatory Considerations

        The tax and accounting consequences of utilizing various forms of compensation are considered by the Compensation Committee when adopting new or modifying existing compensation.

        Under Section 162(m) of the Internal Revenue Code, publicly-held corporations may not take a tax deduction for compensation in excess of $1 million paid to any of the executive officers named in the Summary Compensation Table during any fiscal year. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. To maintain flexibility in compensating executives in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible under Section 162(m). However, the Compensation Committee considers deductibility under Section 162(m) with respect to compensation arrangements for executives. The Committee cannot guarantee that future executive compensation will be fully deductible under Code Section 162(m).

Accounting for Equity-Based Compensation

        We account for equity-based compensation in accordance with the requirements of Statement of Financial Accounting Standards 123 (Revised 2004), "Share-Based Payment" ("SFAS 123(R)").

COMPENSATION OF EXECUTIVE OFFICERS

2007 Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(2)		Non-equity Incentive Plan Compensation ($)			All Other Compensation ($)(3)		Total
Richard J. Alario Chief Executive Officer	2007 2006	$ $	796,306 745,769	$	— 432,190 (5)	$ $	1,861,462 1,598,474	$ $	463,690 495,204	$ $	375,100 891,563	(4) (6)	$ $	47,521 57,643	$ $	3,544,079 4,220,843
William M. Austin Chief Financial Officer	2007 2006	$ $	432,304 418,308		— —	$ $	741,921 529,719	$ $	110,753 66,090	$ $	200,856 473,445	(7) (8)	$ $	20,258 15,184	$ $	1,506,092 1,502,746
Newton W. Wilson III General Counsel	2007 2006	$ $	393,159 372,938	$ $	100,000 (9) 100,000 (9)	$ $	712,687 529,719	$ $	134,851 232,738	$ $	202,050 433,661	(10) (11)	$ $	22,708 34,462	$ $	1,565,455 1,703,518
Kim B. Clarke Chief People Officer	2007 2006	$ $	258,587 250,000		— —	$ $	456,678 186,125	$ $	84,178 75,701	$ $	146,869 286,313	(12) (13)	$ $	15,519 12,953	$ $	961,831 811,092
Don D. Weinheimer Senior Vice President	2007		$250,000		$88,037(14)		$211,229		$44,351		$111,781	(15)		$10,428		$715,826
(1)
Represents the dollar amount of expense recognized by the Company in 2007 for financial statement reporting purposes in accordance with SFAS 123(R) with respect to restricted stock awards granted under the 1997 Incentive Plan. The assumptions made in the valuation of the expense amounts included in this column are discussed in Note 16 in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(2)
Represents the dollar amount of expense recognized by the Company in 2007 for financial statement reporting purposes in accordance with SFAS 123(R) with respect to option awards granted under the 1997 Incentive Plan. The assumptions made in the valuation of the expense amounts included in this column are discussed in Note 16 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(3)
A breakdown of the amounts shown in this column for 2007 for each of the NEOs is set forth in the Perquisites Table below.

(4)
Represents annual incentive compensation of $182,500 and $192,600 for the first and second half of 2007, respectively.

(5)
Represents bonuses of $232,190 and $200,000 payable to Mr. Alario pursuant to the terms of his employment agreement for foregone retention bonuses with his prior employer.

(6)
Represents annual incentive compensation of $463,125 and $428,438 for the first and second half of 2006, respectively.

(7)
Represents annual incentive compensation of $106,792 and $94,064 for the first and second half of 2007, respectively.

(8)
Represents annual incentive compensation of $245,490 and $227,955 for the first and second half of 2006, respectively.

(9)
Represents retention bonus payable pursuant to the terms of his employment agreement.

(10)
Represents annual incentive compensation of $105,750 and $96,300 for the first and second half of 2007, respectively.

(11)
Represents annual incentive compensation of $228,501 and $205,160 for the first and second half of 2006, respectively.

(12)
Represents annual incentive compensation of $83,672 and $63,197 for the first and second half of 2007, respectively.

(13)
Represents annual incentive compensation of $151,000 and $135,313 for the first and second half of 2006, respectively.

(14)
Represents bonus payable to Mr. Weinheimer for foregone bonus from former employer.

(15)
Represents annual incentive compensation of $63,969 and $47,812 for the first and second half of 2007, respectively.

2007 Perquisites

Name	Savings Plan Contributions(1)	Insurance	Auto Allowance(2)	Medical Expenses(3)	Other(4)	Total
Richard J. Alario	$9,000	$14,453(5)	$13,200	$10,250	$618	$47,521
William M. Austin	$9,000	$2,154(6)	—	$7,916	$1,188	$20,258
Newton W. Wilson III	$9,000	$3,610(7)	—	$9,324	$774	$22,708
Kim B. Clarke	$9,000	—	—	$6,037	$482	$15,519
Don D. Weinheimer	$9,000	—	—	—	$1,428	$10,428
(1)
Represents contributions by the Company on behalf of the NEO to the Key Energy Services, Inc. 401(k) Savings and Retirement Plan.

(2)
Represents auto allowance payable to NEO pursuant to terms of his employment agreement.

(3)
Represents out-of-pocket medical expenses reimbursed to the NEO under the Company's Exec-u-Care insurance program.

(4)
Includes amounts for imputed income with respect to life insurance and nominal awards granted to employees for participation in improvement processes program.

(5)
Represents premium that was paid by the Company on behalf of the NEO for life insurance policy and $3,823 for related tax gross-up payment.

(6)
Represents premium that was paid by the Company on behalf of the NEO for accidental death and disability insurance policy and $570 for related tax gross-up payment.

(7)
Represents premium that was paid by the Company on behalf of the NEO for life insurance policy and $955 for related tax gross-up payment.

2007 Grants of Plan Based Awards

Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Securities Underlying (#)	All Other Option Awards Number of Securities Underlying (#)	Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards ($)(5)
Richard J. Alario	— 8/22/07 8/22/07	$60,000 — —	$800,000 — —	$1,040,000 — —	— 91,743(2) —	— — 224,719(3)	$	— — 14.32(4)	$ $	— 1,313,760 1,332,584
William M. Austin	— 8/22/07 8/22/07	$28,405 — —	$437,000 — —	$550,620 — —	— 41,762(2) —	— — 102,294(3)	$	— — 14.32(4)	$ $	— 598,032 606,603
Newton W. Wilson III	— 8/22/07 8/22/07	$26,000 —	$400,000 —	$504,000 —	— 30,581(2) —	— — 74,906(3)	$	— — 14.32(4)	$ $	— 437,920 444,193
Kim B. Clarke	— 8/22/07 8/22/07	$15,570 — —	$262,500 — —	$325,500 — —	— 20,069(2) —	— — 49,157(3)	$	— — 14.32(4)	$ $	— 287,388 291,501
Don D. Weinheimer	— 8/22/07 8/22/07	$15,000 — —	$250,000 — —	$310,000 — —	— 16,724(2) —	— — 40,964(3)	$	— — 14.32(4)	$ $	— 239,488 242,917
(1)
The columns represent the potential annual value of the payout for each NEO under the cash bonus incentive compensation component if the threshold, target or maximum goals were satisfied. Actual amounts awarded in 2007 are included in the Non-Equity Incentive Plan Compensation Column of the 2007 Summary Compensation Table. For a detailed description of the Non-Equity Incentive Plan, see the "Cash Bonus Incentive Plan" section of the Compensation Discussion and Analysis above.

(2)
Represents the number of restricted shares granted in 2007 to the NEOs. The restricted shares vest ratably over the three year period following the date of grant.

(3)
Represents the number of SARs granted in 2007 to the NEOs. The SARs vest ratably over the three year period following the date of grant.

(4)
Pursuant to the 1997 Incentive Plan, the exercise price is the closing price of the common stock on the business day immediately preceding the grant date, which was $14.32. The closing price as quoted on the Pink Sheets on August 22, 2007, the date of the grant, was $15.04.

(5)
Represents the grant date fair value calculated in accordance with SFAS 123(R).

Employment Agreements

        Each of the NEO's employment agreements provides for an initial term of two years and automatically renews for successive one-year extension terms unless terminated by the executive or the Company at least ninety (90) days prior to the commencement of an extension term. Each of the executives receives an annual salary, which can be increased (but not decreased) at the discretion of the Compensation Committee and, in the case of Messrs. Austin, Wilson and Weinheimer and Ms. Clarke, the Chief Executive Officer. Each executive is also eligible for an annual incentive bonus of up to 100% of his or her base salary, in the case of Messrs. Austin, Wilson and Weinheimer or Ms. Clarke, and up to 200% of his base salary, in the case of Mr. Alario, and is entitled to participate in awards of equity-based incentives at the discretion of the Company's Board of Directors or the Compensation Committee. The executives also receive comprehensive medical and dental plans available to the Company's senior management pursuant to which all medical and dental expenses incurred by them and their respective spouses and children will be reimbursed through insurance or, in the absence of insurance, directly by the Company so that the executives have no out-of-pocket cost with respect to such expenses.

        Mr. Alario receives an allowance of $1,100 per month, plus reimbursement for reasonable insurance and maintenance expenses, in connection with the use of his automobile and is entitled to be reimbursed up to $15,000 in any fiscal year of the Company for personal services provided by certified public accountants and tax attorneys. Mr. Alario is also entitled to be reimbursed for the initiation fee and the annual or other periodic fees, dues and costs to become and remain a member of one club or association for business use, as approved by the Compensation Committee.

        The employment agreements contain a comprehensive non-compete provision that prohibits the executives from engaging in any activities that are competitive with the Company during their employment, and for any period in which each of them is receiving severance compensation from the Company (or if payment of severance compensation is increased due to a change of control, for a period of three (3) years after the termination of employment) or for twelve (12) months following termination if the executive receives no severance compensation from the Company.

        The employment agreements provide for compliance with the provisions of Section 409A of the Internal Revenue Code, or the Code concerning the payment of potential future benefits to the executives and reimbursement of any tax penalties owed pursuant to Section 409A of the Code on an after-tax basis. If Mr. Alario is subject to the tax imposed by Section 4999 of the Code, he will be reimbursed for such tax on an after-tax basis. If either of Messrs. Austin, Wilson and Weinheimer and Ms. Clarke is subject to the tax imposed by Section 4999 of the Internal Revenue Code, he or she will be reimbursed for such tax on an after-tax basis; provided, however, that the executive has agreed to a reduction of up to 10% of the value the executive would have received if such reduction would avoid the imposition of such tax.

        The employment agreements also provide for certain severance benefits for each of the NEOs. Please see "Potential Payment Upon Termination or Change in Control," and "Elements of Severance Payments," for further discussion.

2007 Outstanding Equity Awards at Fiscal Year-End

Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Richard J. Alario	133,333 —	66,667 224,719	$ $	11.90 14.32	06/24/15 08/22/17	241,743 —	$3,478,682 —
William M. Austin	100,000 —	— 102,294	$ $	10.53 14.32	09/09/14 08/22/17	108,429 —	$1,560,293 —
Newton W. Wilson III	125,000 —	— 74,906	$ $	11.90 14.32	06/24/15 08/22/17	97,248 —	$1,399,399 —
Kim B. Clarke	10,000 10,000 —	— 5,000 49,157	$ $ $	11.75 14.25 14.32	12/15/14 12/08/15 08/22/17	51,737 — —	$744,495 — —
Don D. Weinheimer	—	40,964		$14.32	08/22/17	33,391	$480,496

(1)
Stock options or stock appreciation rights become exercisable in accordance with the following vesting schedule:

Option Expiration Date	Vesting
June 24, 2015 (Alario)	1/3 per year on the anniversary date of the grant beginning on June 24, 2006
June 24, 2015 (Wilson)	1/3 on June 24, 2005, date of grant, and 1/3 per year beginning on the anniversary date of the grant
September 9, 2014	1/3 per year on the date of the grant beginning on September 9, 2004
December 15, 2014	1/3 per year the anniversary date of the grant beginning on December 15, 2005
December 8, 2015	1/3 per year on the anniversary date of the grant beginning on December 8, 2006
August 22, 2017	1/3 per year on the anniversary date of the date of grant beginning on August 22, 2008

(2)
The restricted shares vest in one-third increments beginning on the one-year anniversary of the date of grant. With respect to each NEO, the vesting is as follows:

Name	Number of Shares	Vesting Date
Richard J. Alario	50,000 50,000 50,000 30,581 30,581 30,581	June 24, 2008 December 22, 2008 December 22, 2009 August 22, 2008 August 22, 2009 August 22, 2010
William M. Austin	33,334 16,667 16,666 13,920 13,921 13,921	June 24, 2008 December 22, 2008 December 22, 2008 August 22, 2008 August 22, 2009 August 22, 2010
Newton W. Wilson	33,334 16,667 16,666 10,193 10,194 10,194	June 24, 2008 December 22, 2008 December 22, 2009 August 22, 2008 August 22, 2009 August 22, 2010
Kim B. Clarke	8,334 11,667 11,667 6,689 6,690 6,690	June 24, 2008 December 22, 2008 December 22, 2009 August 22, 2008 August 22, 2009 August 22, 2010
Don D. Weinheimer	8,333 8,334 5,574 5,575 5,575	October 2, 2008 October 2, 2009 August 22, 2008 August 22, 2009 August 22, 2010
(3)
The market value of stock awards is determined by multiplying the number of shares by the closing price of the stock on the last trading day of the year. The closing price quoted on the NYSE on December 31, 2007 was $14.39.

2007 OPTION EXERCISES AND STOCK VESTED

        The following table sets forth certain information regarding options and stock awards exercised and vested, respectively, during 2007 for the persons named in the Summary Compensation Table above.

	Option Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Richard J. Alario	—	—	100,000	$1,686,000
William M. Austin	—	—	50,0000	$886,998
Newton W. Wilson III	—	—	50,0000	$886,998
Kim B. Clarke	—	—	19,999	$328,384
Don D. Weinheimer	—	—	8,333	$139,161

(1)
No stock options were exercised by NEOs during the fiscal year ended December 31, 2007. The Company was unable to allow the exercise of any stock options until it had an effective registration statement on file, which did not occur until the end of the third quarter of 2007.

(2)
The value realized on vesting was calculated as the number of shares acquired on vesting multiplied by the closing price of the common stock on the respective vesting date.

Potential Payments Upon Termination or Change in Control

        The following table reflects the potential payments to which the NEOs would be entitled upon termination of employment on December 31, 2007. The closing price of a share of Key's common stock on December 31, 2007, the last trading day of the year, was $14.39. The actual amounts to be paid out to executives upon termination can only be determined at the time of each NEO's separation from the Company.

Name	Non- Renewal(1)	For Cause or Voluntary Resignation(2)	Death(3)	Disability(4)	Without Cause(5)	Change of Control(6)
Richard J. Alario
Cash Severance(7)	$1,656,400	—	—	$2,484,600	$2,484,600	$4,884,600
Restricted Stock(8)	$3,478,682	—	$3,478,682	$3,478,682	$3,478,682	$3,478,682
Vested Options and SARs(9)	$331,999	—	$331,999	$331,999	$331,999	$331,999
Unvested Options and SARs(9)	$181,731	—	$181,731	$181,731	$181,731	$181,731
Health & Welfare	$72,899	—	$29,540	$72,899	$72,899	$72,899
Tax Gross-Ups(10)	—	—	—	—	—	—

Total Pre-Tax Benefit(11)	$5,721,711	—	$4,021,952	$6,549,911	$6,549,911	$8,949,911

Name	Non- Renewal(1)	For Cause or Voluntary Resignation(2)	Death(3)	Disability(4)	Without Cause(5)	Change of Control(6)
William M. Austin
Cash Severance	$874,000	—	—	$437,000	$874,000	$2,562,736
Restricted Stock(8)	$1,560,293	—	$1,560,293	$1,560,293	$1,560,293	$1,560,293
Vested Options and SARs(9)	$386,000	—	$386,000	$386,000	$386,000	$386,000
Unvested Options and SARs(9)	$7,161	—	$7,161	$7,161	$7,161	—
Health & Welfare	$22,749	—	$18,441	$22,749	$22,749	$22,749
Tax Gross-Ups(10)	—	—	—	—	—	—

Total Pre-Tax Benefit(11)	$2,850,203	—	$1,971,895	$2,413,203	$2,850,203	$4,531,778

Name	Non- Renewal(1)	For Cause or Voluntary Resignation(2)	Death(3)	Disability(4)	Without Cause(5)	Change of Control(6)
Newton W. Wilson III
Cash Severance	$800,000	—	—	$400,000	$800,000	$2,400,000
Restricted Stock(8)	$1,399,399	—	$1,399,399	$1,399,399	$1,399,399	$1,399,399
Vested Options and SARs(9)	$311,250	—	$311,250	$311,250	$311,250	$311,250
Unvested Options and SARs(9)	$5,243	—	$5,243	$5,243	$5,243	$5,243
Health & Welfare	$25,661	—	$18,441	$25,661	$25,661	$25,661
Tax Gross-Ups(10)	—	—	—	—	—	—

Total Pre-Tax Benefit(11)	$2,541,553	—	$1,734,333	$2,141,553	$2,541,553	$4,141,553

Name	Non- Renewal(1)	For Cause or Voluntary Resignation(2)	Death(3)	Disability(4)	Without Cause(5)	Change of Control(6)
Kim B. Clarke
Cash Severance	$525,000	—	—	$262,500	$525,000	$1,575,000
Restricted Stock(8)	$744,495	—	$744,495	$744,495	$744,495	$744,495
Vested Options and SARs(9)	$27,800	—	$27,800	$27,800	$27,800	$27,800
Unvested Options and SARs(9)	$4,141	—	$4,141	$4,141	$4,141	$4,141
Unvested 401(k) Plan	—	—	—	—	—	—
Health & Welfare	$18,441	—	$18,441	$18,441	$18,441	$18,441
Tax Gross-Ups(10)	—	—	—	—	—	$649,840

Total Pre-Tax Benefit(11)	$1,319,877	—	$794,877	$1,057,377	$1,319,877	$3,019,717

Name	Non- Renewal(1)	For Cause or Voluntary Resignation(2)	Death(3)	Disability(4)	Without Cause(5)	Change of Control(6)
Don D. Weinheimer
Cash Severance	$500,000	—	—	$250,000	$500,000	$1,500,000
Restricted Stock(8)	$480,496	—	$480,496	$480,496	$480,496	$480,496
Vested Options and SARs(9)	—	—	—	—	—	—
Unvested Options and SARs(9)	$2,867	—	$2,867	$2,867	$2,867	$2,867
Health & Welfare	$18,441	—	$18,441	$18,441	$18,441	$18,441
Tax Gross-Ups(10)	—	—	—	—	—	$643,844

Total Pre-Tax Benefit(11)	$1,001,804	—	$501,804	$751,804	1,001,804	$2,645,648

(1)
Represents compensation payable if the Company does not renew the NEO's employment agreement after the initial term or any extension of the agreement.

(2)
Represents compensation payable if the Company terminates the NEO's employment for cause or the NEO otherwise resigns without "Good Reason" as defined in the respective employment agreements.

(3)
Represents compensation due to the NEO's estate upon his or her death.

(4)
Represents compensation payable to NEO upon determination of NEO's permanent disability.

(5)
Represents compensation due to NEO if terminated by the Company without "Cause" or if the NEO resigns for "Good Reason," as each such term is defined in the respective employment agreement.

(6)
Represents payments due upon termination of employment following a "change of control" (as defined in the respective employment agreements) with respect to equity compensation. The cash severance is due in a lump sum payment. Also assumes that the target annual bonus is paid.

(7)
Cash severance payable to Mr. Alario includes a cash payment described below, plus a monthly auto allowance of $1,100 and advisory fees of $15,000 per year.

(8)
Represents the value of restricted stock determined by multiplying the number of vested shares by $14.39, the closing price on December 31, 2007.

(9)
Represents the difference between the exercise price of the option or SAR and the closing price of $14.39 on December 31, 2007.

(10)
All the NEOs are entitled to a 280G excise tax gross-up payment under their employment agreements. Mr. Alario is entitled to a full gross-up benefit. However, for Mr. Austin, Mr. Wilson, Ms. Clarke and Mr. Weinheimer, if it is determined that the NEO is otherwise entitled to a gross-up payment, the NEO's total parachute payments may be reduced if it is determined that the reduction in the total parachute payments would not give rise to any excise tax and the reduced parachute payments would not be less than 90% of the total parachute payments before such reduction.

  Assuming termination on December 31, 2007, this "modified gross-up" resulted in the scale-back of Mr. Austin's change in control benefits in order to result in the non-application of the excise tax. Pursuant to Mr. Austin's employment agreement, the scale-back provision provides first for a reduction from his stock option benefit ($7,161), followed by a reduction in his severance benefit ($59,264). With respect to Mr. Weinheimer and Ms. Clarke, the scale-back did not result in non-application of the excise tax, therefore the entire change in control benefit for each was considered. Messrs. Alario and Wilson's change in control benefits were not subject to any excise tax.

(11)
The total pre-tax benefit does not include items such as out-of-pocket medical expenses or other benefits that the NEO may be otherwise entitled, but are not readily calculable.

Elements of Severance Payments

        Key has entered into employment agreements with the NEOs that provide for certain payments upon termination depending upon the circumstances of the NEO's separation from the Company, as summarized below.

  Cash Severance

        If, during the term of Mr. Alario's employment agreement, he is terminated by the Company for any reason other than for "Cause," or if he terminates his employment because of a material breach by the Company, Mr. Alario will be entitled to severance compensation in an aggregate amount, generally equal to three times his base salary in effect at the time of termination payable in equal installments over a 36-month period following termination. In the event Mr. Alario's employment is terminated because the Company does not renew his employment agreement, Mr. Alario is entitled to the greater of one year's base salary then in effect or the highest multiple of base salary in effect for non-renewal under any other executive officer's contract in effect at the time of non-renewal; provided however, that this provision shall only apply to increase the severance beyond one year's salary if such other agreement was also either in effect on the commencement date of Mr. Alario's agreement or later approved by the Compensation Committee after the commencement date of his agreement. For the year ended December 31, 2007, he would have been entitled to an amount equal to two times his base salary.

        For all the other NEOs, if, during the term of the NEOs' employment agreement, the NEO is terminated by the Company for any reason other than for "Cause" or disability, including non-renewal of the NEO's employment agreement or if the NEO terminates his or her employment because of a material breach by the Company, the NEO will be entitled to severance compensation in an aggregate amount, equal to two times the NEOs' base salary in effect at the time of termination payable in equal installments over a 24-month period following termination.

        However, for each of the NEOs, their respective employment agreement specifies that if termination is within one year following a change of control of the Company, the severance compensation will be an amount equal to three times their respective base salary then in effect plus an amount equal to three times their respective annual target cash bonus, and will be payable in one lump sum on the effective date of the termination. None of the NEOs are entitled to cash severance compensation upon the NEO's death.

  Equity-Based Incentives

        Equity-based incentives include restricted stock, stock options and stock appreciation rights or SARs. For each of the NEOs, if the NEO is terminated by the Company for any reason other than for "Cause," or if the NEO terminates his or her employment because of a material breach by the Company or following a change of control of the Company, any equity-based incentives held by the NEO that have not vested prior to the termination date shall immediately vest and all vested equity-based incentives shall remain exercisable until, with respect to Mr. Alario, the earlier of the third anniversary date of the termination or the stated expiration date of the equity-based incentive, and with respect to all other NEOs, until the earlier of the first anniversary date of the termination or the stated expiration date of the equity-based incentive.

  Health & Welfare

        If the NEO terminates his or her employment because of a material breach by the Company or following a change in control or the Company terminates the NEO's employment for any reason other than for "Cause," including non-renewal, the NEO will continue to receive the benefits that the NEO was receiving at the Company's expense prior to such termination until the earlier of (i) twenty-four months with respect to Messrs. Austin, Wilson or Weinheimer and Ms. Clarke, or thirty-six months with respect to Mr. Alario, (ii) the last date of eligibility under the applicable benefits, or (iii) the date on which the NEO commences full-time employment with another employer that provides equivalent benefits; provided that, if termination occurs for any reason within one year of a change in control or in anticipation of a change of control, in lieu of such benefits the Company will pay an amount in cash equal to the aggregate reasonable expenses the Company would incur to pay such benefits. In the event of death, the executive's spouse is entitled to up to three years of coverage after the date of termination, with respect to Mr. Alario, and with respect to the other NEOs, the executive's spouse is entitled to up to two years of coverage after the date of termination.

        In addition, Mr. Alario is entitled to term-life insurance for such period that he is otherwise entitled to severance under his employment agreement.

  Tax Gross-Ups

        If any NEO is subject to the tax imposed due to unfavorable tax treatment under Sections 280G and 4999 of the Internal Revenue Code because of any termination-related payments, the Company has agreed to reimburse the NEO for such tax on an after-tax basis.

DIRECTOR COMPENSATION

        For 2007, the non-employee directors received a fee equal to $65,000 per year, or a pro rated amount for partial years of service, and an annual award of common stock of the Company having a fair market value of $85,000, and are reimbursed for travel and other expenses directly associated with Company business. Each non-employee director received the annual award of common stock in 2007. The chairs of the Compensation Committee and the Corporate Governance and Nominating Committee each received an additional $10,000 per year for their service, and the chair of the Audit Committee and the Lead Director each received an additional $20,000 per year. All other members of the Audit Committee (other than the chair) receive an additional $10,000 per year.

        The following table discloses the cash and equity awards earned, paid or awarded, as the case may be, to each of the Company's non-employee directors during the fiscal year ended December 31, 2007. Messrs. Coleman, Reeves and Owens and Ms. Yocum, all of whom joined the board of directors in 2007, received an award of stock when they joined the board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
David J. Breazzano	$95,000	$85,000	$180,000
Lynn R. Coleman	$16,250	$85,000	$101,250
Kevin P. Collins	$75,000	$85,000	$160,000
Daniel L. Dienstbier(2)	$32,500	—	$32,500
William D. Fertig	$75,000	$85,000	$160,000
W. Phillip Marcum(3)	$75,000	$85,000	$160,000
Ralph S. Michael III	$85,000	$85,000	$170,000
William F. Owens	$67,500	$85,000	$152,250
Robert K. Reeves	$16,250	$85,000	$101,250
J. Robinson West	$65,000	$85,000	$150,000
Morton Wolkowitz	$48,750	$85,000	$133,750
Arlene M. Yocum	$18,750	$85,000	$103,750

(1)
Represents the dollar amount of expense recognized by the Company for financial statement reporting purposes in accordance with SFAS 123(R) with respect to annual stock awards granted to the directors under the 1997 Incentive Plan.

(2)
Mr. Dienstbier died in April 2007.

(3)
Mr. Marcum left the Audit Committee in October 2007, but was paid the entire fee for serving on the Audit Committee during 2007.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee consists of Messrs. Breazzano (Chairman), Fertig, Marcum, Reeves and West, all of whom are independent non-management directors. None of the Compensation Committee members has served as an officer or employee of the Company, and none of the Company's executive officers have served as a member of a compensation committee or board of directors of any other entity, which has an executive officer serving as a member of the Company's Board of Directors.

Report of the Compensation Committee

        The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company's management. Based on this review, the Compensation Committee recommended on April 3, 2008 to the Company's Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

        By the Compensation Committee of the Board of Directors of Key Energy Services, Inc.

David J. Breazzano (Chair) William D. Fertig W. Phillip Marcum Robert K. Reeves J. Robinson West

Securities Authorized for Issuance Under Our Equity Compensation Plans

        The following table sets forth information as of December 31, 2007 with respect to compensation plans (including individual compensation arrangements) under which our common stock is authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
	(in thousands)		(in thousands)
Equity compensation plans approved by stockholders(1)	4,998	$11.50	4,000
Equity compensation plans not approved by stockholders(2)	180	$8.10	—

Total	5,178		4,000

(1)
Represents options and other stock based awards granted under the 1997 Incentive Plan and the options and other stock based awards available under the 2007 Incentive Plan. The 1997 Incentive Plan expired in November 2007.

(2)
Represents non-statutory stock options granted outside the 1997 Incentive Plan and the 2007 Incentive Plan. The options have a ten-year term and other terms and conditions as those options granted under the 1997 Incentive Plan. These options were granted during 2000 and 2001.

PROPOSAL 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        Our Audit Committee has selected the firm of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year. Grant Thornton LLP has served as our independent registered public accounting firm since December 1, 2006. Although stockholder approval of the selection of Grant Thornton LLP is not required by law, the Board believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at our 2008 annual meeting, our Audit Committee will reconsider its selection of Grant Thornton LLP. Representatives of Grant Thornton LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Board Recommendation

        The Board of Directors believes that the selection of Grant Thornton LLP as our independent registered public accounting firm is in our best interests and the best interests of our stockholders and therefore recommends a vote FOR this proposal.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such officers, directors and 10% stockholders also are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms furnished or available to the Company, the Company believes that with the exception noted herein, its directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements for the fiscal year ended December 31, 2007. One late Form 4 was filed by William F. Owens on October 26, 2007 to report an open market purchase on October 19, 2007. In making these statements, the Company has relied upon an examination of the copies of Forms 3, 4 and 5, and amendments thereto, and the written representations of its directors, executive officers and 10% stockholders.

Stockholder Communications to the Board of Directors

        The Board will give appropriate attention to written communications that are submitted by stockholders and other interested parties and will respond if and as appropriate. Anyone who has concerns about the Company may communicate those concerns in writing addressed to a particular non-management director or to the non-management directors as a group. Management will forward all relevant communications to the Board.

        Absent unusual circumstances, the Chairman of the Board (if an independent director), or the Lead Director shall, subject to advice and assistance from the General Counsel, be primarily responsible for monitoring communications from stockholders and other interested parties and shall provide copies or summaries of such communications to the other directors as he or she considers appropriate. The Chairman of the Board (if an independent director), or the Lead Director, or otherwise the Chairman of the Corporate Governance and Nominating Committee also serves as the presiding director at all executive sessions of our non-management directors.

        In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications. Stockholders who wish to send communications on any topic to the Board should address such communications to Board of Directors, c/o Newton W. Wilson III, Esq., Senior Vice President, General Counsel and Secretary, Key Energy Services, Inc., 1301 McKinney Street, Suite 1800, Houston, Texas 77010.

Stockholder Proposals for the 2009 Annual Meeting

        Proposals which stockholders intend to be included in our proxy material for presentation at the 2009 annual meeting of stockholders must be received by the Corporate Secretary, Key Energy Services, Inc., 1301 McKinney Street, Suite 1800, Houston, Texas 77010 by December 17, 2008, and must otherwise comply with rules promulgated by the Securities and Exchange Commission in order to be eligible for inclusion in the proxy material for the 2009 annual meeting.

        If a stockholder desires to bring a matter before the meeting which is not the subject of a proposal meeting the SEC proxy rule requirements for inclusion in the proxy statement, the stockholder must follow procedures outlined in our bylaws in order to personally present the proposal at the meeting. One of the procedural requirements in the bylaws is timely notice in writing of the business the stockholder proposes to bring before the meeting. Notice of business proposed to be brought before the 2009 annual meeting must be received by the Corporate Secretary at our principal executive office in Houston, Texas no earlier than February 5, 2009 and no later than March 7, 2009.

By Order of the Board of Directors, NEWTON W. WILSON III Corporate Secretary

April 16, 2008

        OUR BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

PROXY

KEY ENERGY SERVICES, INC.
ANNUAL MEETING OF STOCKHOLDERS

To be held on June 5, 2008 at 9:00 a.m., Central Daylight Time

This Proxy is solicited on behalf of the Board of Directors of Key Energy Services, Inc. (the "Company").

        The undersigned, having received notice of the annual meeting of stockholders and the proxy statement therefor and revoking all prior proxies, hereby appoints each of Richard J. Alario and Newton W. Wilson III (with full power of substitution), as proxies of the undersigned, to attend the annual meeting of stockholders of the Company to be held on Thursday, June 5, 2008, at the Inn at the Ballpark, 1520 Texas Avenue, Houston, Texas, and any adjourned or postponed session thereof, and there to vote and act as indicated upon the matters on the reverse side in respect of all shares of common stock which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

        You can revoke your proxy at any time before it is voted at the annual meeting by (i) submitting another properly completed proxy bearing a later date; (ii) giving written notice of revocation to the Secretary of the Company; (iii) if you submitted a proxy through the Internet or by telephone, by submitting a proxy again through the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility; or (iv) voting in person at the annual meeting. If the undersigned hold(s) any of the shares of common stock in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

        Please vote, date and sign on reverse side and return promptly in the enclosed pre-paid envelope.

        Has your address changed? Do you have any comments?

CONTINUED AND TO BE SIGNED ON REVERSE SIDE
SEE REVERSE SIDE

Your vote is important. Please vote immediately.

Submit-a-Proxy-by-Internet	Submit-a-Proxy-by-Telephone
Log on to the internet and go to	Call toll-free
http://www.voteproxy.com	1-800-PROXIES (1-800-776-9437)

You may enter your voting instructions by telephone or internet up until 11:59 p.m., Central Time the day before the annual meeting date.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒
Please mark votes as in this example.

The shares of common stock of Key Energy Services, Inc. (the "Company") represented by this proxy will be voted as directed by the undersigned for the proposals herein proposed by the Company. If no direction is given with respect to any proposal specified herein, this proxy will be voted FOR the proposal. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the annual meeting or any adjournment thereof.

1.
To elect the following nominees as Class II directors of the Company:

Nominees:

  (01)David J. Breazzano
  (02)William D. Fertig
  (03)J. Robinson West
  (04)Robert K. Reeves

FOR ALL NOMINEES ☐            WITHHOLD FROM ALL NOMINEES ☐

FOR ALL EXCEPT ☐

Instruction: For all nominees except as noted above (write nominee(s) name in the space provided above).
2.
To ratify the appointment by the Board of Directors of Grant Thornton LLP, an independent registered public accounting firm, as the Company's independent auditors for the fiscal year ending December 31, 2008.

☐ FOR                             ☐ AGAINST                             ☐ ABSTAIN

MARK HERE FOR ADDRESS CHANGE AND NOTE ON REVERSE SIDE ☐

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.

Please be sure to sign and date this proxy below.

Signature:	Date:
Signature:	Date:

2